EMPLOYMENT AGREEMENT

     THIS AGREEMENT ("Agreement") made as of the 24th day of April, 1998, between HEALTHRITE, INC., a Delaware corporation with its principal office presently located at 11445 Cronhill Drive, Owings Mills, Maryland 21117 ("HealthRite"), and BRADLEY T. MACDONALD, an individual presently residing in Owings Mills, Maryland (the "Executive").

                              W I T N E S S E T H:

     WHEREAS, HealthRite and the Executive are parties to an employment agreement dated as of April 24, 1998 ("April 1998 Agreement"); and

     WHEREAS, HealthRite and the Executive desire to enter into a new Agreement regarding, among other things, the employment of the Executive by HealthRite and, concurrently therewith, to terminate the April 1998 Agreement, all as hereinafter set forth.

     NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

          1. Employment. HealthRite hereby employs the Executive, and the Executive hereby accepts employment with HealthRite, on the terms and conditions set forth in this Agreement.

          2. Duties of Employee. The Executive will perform and discharge well and faithfully such duties as an executive officer of HealthRite as may be assigned to him from time to time by the Board of Directors of HealthRite ("Board"). The Executive will be employed as Chairman and Chief Executive Officer of HealthRite, and will hold such other titles as may be given to him from time to time by the Board. The Executive will devote his full time, attention and energies to the business of HealthRite and will not, during the Employment Period (as defined in Section 3), be employed or involved in any other business activity, whether or not such activity is pursued for gain, profit or other pecuniary advantage; provided, however, that this section will not be construed as preventing the Executive from
     (a) passively investing his personal assets, (b) acting as a member of the Board of Directors or Trustees of HealthRite or any other entity not in competition with HealthRite (or an affiliate of HealthRite), or (c) being involved in any community, civic or similar activity. Except for reasonable travel requirements consistent with his positions and except as otherwise provided herein, all duties of the Executive shall be routinely discharged at HealthRite's facilities located in Owings Mills, Maryland.

          3. Term of Employment. The Executive's employment under this Agreement will be for a period (the "Employment Period")


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     commencing upon the date of this Agreement and ending at the end of the term of this Agreement pursuant to Section 19, unless the Executive's employment is sooner terminated in accordance with Section 5 or one of the following provisions:

               (a) Termination for Cause. The Executive's employment under this Agreement may be terminated at any time during the Employment Period for Cause, by action of the Board, upon giving notice of such termination to the Executive at least 15 days prior to the date upon which such termination is to take effect. As used in this Agreement, "Cause" means any of the following events:

               (i) the Executive is convicted of or enters a plea of guilty or nolo contendere to a felony, a crime of falsehood, or a crime involving fraud or moral turpitude, or the actual incarceration of the Executive for a period of 45 consecutive days;

               (ii) the Executive willfully and repeatedly fails to follow the lawful instructions of the Board after the Executive's receipt of written notice of such instructions, other than a failure resulting from the Executive's incapacity because of physical or mental illness;

               (iii) a government regulatory agency finally recommends or orders in writing that HealthRite terminate the employment of the Executive; or

               (iv) the Executive violates the covenant not to compete contained in Section 8 or the confidentiality provisions of Section 9.

     Notwithstanding the foregoing, the Executive's employment under this Agreement will not be deemed to have been terminated for Cause under
     Section 3(a)(i) or (ii) if such termination took place solely as a result of:

               (i) questionable judgment on the part of the Executive;

               (ii) any act or omission believed by the Executive, in good faith, to have been in, or not opposed to, the best interests of HealthRite; or

               (iii) any act or omission in respect of which a determination could properly be made that the Executive met the applicable standard of conduct prescribed for indemnification or reimbursement or payment of expenses under the Articles of Incorporation or By-laws of

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     HealthRite or the directors' and officers' liability insurance of
     HealthRite, in each case as in effect at the time of such act or omission.

     If the Executive's employment is terminated under the provisions of this subsection, then all rights of the Executive under Section 4 will cease as of the effective date of such termination.

          (b) Termination Without Cause. The Executive's employment under this Agreement may be terminated at any time during the Employment Period without Cause, by action of the Board, upon giving notice of such termination to the Executive at least 30 days prior to the date upon which such termination is to take effect. If the Executive's employment is terminated under the provisions of this subsection, then the Executive will be entitled to receive the compensation set forth in Section 6.

          (c) Voluntary Termination, Retirement or Death. If the Executive voluntarily terminates employment without "Good Reason" (as defined in Section 5), retires or dies, the Executive's employment under this Agreement will be deemed terminated as of the date of the Executive's voluntary termination, retirement or death, and all rights of the Executive under Section 4 will cease as of the date of such termination and any benefits payable to the Executive will be determined in accordance with the retirement and insurance programs of HealthRite then in effect.

          (d) Disability. If the Executive is incapacitated by accident, sickness, or otherwise so as to render the Executive mentally or physically incapable of performing the essential duties required of the Executive under Section 2, notwithstanding reasonable accommodation, for a continuous period of six months, then, upon the expiration of such period or at any time thereafter, by action of the Board, the Executive's employment under this Agreement may be terminated immediately upon giving the Executive notice to that effect. If the Executive's employment is terminated under the provisions of this subsection, then all rights of the Executive under
     Section 4 will cease as of the last business day of the week in which such termination occurs, and the Executive will thereafter be entitled to the benefits to which he is entitled under any disability or other plan of HealthRite in which he is then a participant.

     4. Employment Period Compensation and Related Matters.

          (a) Salary. For services performed by the Executive

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     under this Agreement, HealthRite will pay the Executive a salary, in the aggregate, during the Employment Period, at the annualized rate of $150,000, payable at the same times as salaries are payable to other executive employees of HealthRite. HealthRite may, from time to time, increase (but not decrease) the Executive's salary, and any and all such increases will be deemed to constitute amendments to this subsection to reflect the increased amounts, effective as of the dates established for such increases by the Board in the resolutions authorizing such increases.

          (b) Bonus. For services performed by the Executive under this Agreement, he shall be entitled to participate in such bonus or similar award plan or program as may be maintained from time to time by HealthRite for its executive officers. In addition, HealthRite may, from time to time, pay such other bonus or bonuses to the Executive as the Board, in its sole discretion, deems appropriate. The payment of any such bonuses will not reduce or otherwise affect any other obligation of HealthRite to the Executive provided for in this Agreement.

          (c) Pension and Welfare Benefits. HealthRite will provide the Executive, during the Employment Period, with pension and welfare benefits (within the meaning of Section 3 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) in the aggregate not less favorable than those received by other employees of HealthRite.

          (d) Fringe Benefits.

               (i) In General. Except as otherwise provided in this subsection, HealthRite will provide the Executive, during the Employment Period, with such fringe benefits as may be provided generally from time to time for its executive officers.

               (ii) Vacation. The Executive will be entitled to not less than four weeks of vacation per calendar year. The right to carry over unused vacation days will be subject to the executive personnel policies of HealthRite from time to time in effect.

          (e) Expense Reimbursement. The Executive will be entitled to reimbursement of all expenses incurred by him in the discharge of his duties hereunder, or otherwise in furtherance of the business of HealthRite, provided he renders an accounting of such expenses in such manner as may be required from time to time for employees generally.

          (f) Salary Deferral. The Executive may request that


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     the payment of any portion of his base salary and/or bonus for any calendar year be deferred. Such request must be made in writing to HealthRite before the beginning of such calendar year and must include the period of deferral requested by the Executive (the "Deferral Period"). If the Board approves such request, the Executive will be entitled to receive, at the end of the Deferral Period, the deferred portion of his base salary and/or bonus plus interest at a compounded rate of 6% per annum. Any salary and/or bonus which is deferred as described herein will be credited to an account on the books of HealthRite established in the name of the Executive. However, this account will not be funded, and HealthRite shall not be deemed to be a trustee for the Executive with respect to any deferred amount. The
     Executive will be a general unsecured creditor of HealthRite for any amount due him under this section. HealthRite will not be required to segregate any funds representing such deferred amounts, and nothing herein will be construed as providing for such segregation.

          (g) Stock Options. The Executive has been granted and will receive 100,000 options to acquire 100,000 shares of HealthRite common stock pursuant to the HealthRite 1993 Stock Option Plan.

     5. Resignation of the Executive for Good Reason.

          (a) Events Giving Right to Terminate for Good Reason. The Executive may resign for Good Reason at any time during the Employment Period, as hereinafter set forth. As used in this Agreement, the term "Good Reason" means any of the following:

               (i) any reduction in title or a material adverse change in the Executive's responsibilities or authority which are inconsistent with, or the assignment to the Executive of duties inconsistent with, the Executive's status as Chairman and Chief Executive Officer of HealthRite;

               (ii) any reassignment of the Executive to a principal office which is more than 15 miles from Owings Mills, Maryland;

               (iii) any removal of the Executive from office except for any termination of the Executive's employment under the provisions of
          Section 3(a) or (d);

               (iv) any reduction in the Executive's annual base salary as in effect on the date hereof or as the same may be increased from time to time;

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               (v) any failure by HealthRite to provide the Executive with benefits at least as favorable as those enjoyed by the Executive under any of the pension or welfare plans (as such terms are defined in ERISA Section 3) of HealthRite in which the Executive is participating on the date of this Agreement, or the taking of any action that would materially reduce any of such benefits, unless the change is part of a change applicable in any case to employees generally; and

               (vi) any material breach of this Agreement by HealthRite, coupled with the failure to cure the same within 30 days after receipt of a written notice of such breach from the Executive.

          (b) Notice of Termination. At the option of the Executive, exercisable by the Executive within 90 days after the occurrence of the event constituting Good Reason, the Executive may resign from employment under this Agreement by a notice in writing ("Notice of Termination") delivered to HealthRite and the provisions of Section 6 will thereupon apply.

          (c) Special Right of Termination. Notwithstanding anything herein to the contrary, but subject to the provisions of Section 3(a), within the one-year period immediately following the occurrence of a "Change in Control" (as defined in Subsection (d)), the Executive may terminate his employment for any or no reason by delivering a written notice, similar to a Notice of Termination, to HealthRite; and such termination will be deemed for all purposes to constitute a resignation for Good Reason. In such event, he will be entitled to the payments set forth in Section 6.

          (d) Change in Control Defined. For purposes of this Agreement, the term "Change in Control" means any of the following:

               (i) any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Securities and Exchange Act of 1934 (the "Exchange Act")), other than HealthRite, a subsidiary of HealthRite, an employee benefit plan of HealthRite or a subsidiary of HealthRite (including a related trust), becomes the beneficial owner (as determined pursuant to Rule 13d-3 under the Exchange Act), directly or indirectly of securities of HealthRite representing more than 20% of the combined voting power of HealthRite's then outstanding securities;


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               (ii) the occurrence of, or execution of an agreement providing for, a sale of all or substantially all of the assets of HealthRite to an entity which is not a direct or indirect subsidiary of HealthRite;

               (iii) the occurrence of, or execution of an agreement providing for, a reorganization, merger, consolidation or similar transaction involving HealthRite, unless (A) the shareholders of HealthRite immediately prior to the consummation of any such transaction will initially own securities representing a majority of the voting power of the surviving or resulting corporation, and (B) the directors of HealthRite immediately prior to the consummation of such transaction will initially represent a majority of the directors of the surviving or resulting corporation; and

               (iv) any other event which is at any time irrevocably designated as a "Change in Control" for purposes of this Agreement by resolution adopted by a majority of the then non-employee directors of HealthRite who were elected other than pursuant to an election contest (subject to Rule 14a-11 of the Exchange Act) or other proxy contest, in either case occurring after the date of this Agreement.

     6. Rights in Event of Certain Termination of Employment. In the event that the Executive resigns from employment for Good Reason, by delivery of a Notice of Termination or other permitted notice to HealthRite, or the Executive's employment is terminated by HealthRite without Cause, Executive will be entitled to receive the payments set forth in this section.

          (a) Basic Payments. The Executive will be paid an amount equal to two times the sum of (i) the highest annualized base salary paid to him during the calendar year of termination or the immediately preceding two calendar years, and (ii) the highest bonus paid to him with respect to one of the three calendar years immediately preceding the year of termination. Such amount will be paid to the Executive in 24 equal monthly installments (without interest), beginning 30 days following the date of termination of employment. Notwithstanding the preceding provisions of this subsection to the contrary, in the event this section becomes applicable following a Change in Control, the Executive will, within 30 days after his termination of employment, be paid a lump sum equal to the present value of the amounts otherwise payable under this subsection. For purposes of the preceding sentence, present value will be determined by using the short-term applicable


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     federal rate under Section 1274 of the Internal Revenue Code of 1986, as amended (the "Code"), in effect on the date of termination of employment. For purposes of this subsection, to the extent relevant, base salary and bonuses with any predecessor of HealthRite or an affiliate thereof shall be taken into account.

          (b) Supplemental Payment in Lieu of Certain Benefits. In lieu of continued pension, welfare and other benefits, a lump sum cash payment of $ [estimate value of 2 years of benefits] will be paid to the Executive within 30 days following the date of termination of employment.

          (c) Excise Tax Matters. In the event that the amounts and benefits payable under this section, when added to other amounts and benefits which may become payable to the Executive by HealthRite, are such that he becomes subject to the excise tax provisions of Code Section 4999, HealthRite will pay him such additional amount or amounts as will result in his retention (after the payment of all federal, state and local excise, employment, and income taxes on such payments and the value of such benefits) of a net amount equal to the net amount he would have retained had the initially calculated payments and benefits been subject only to income and employment taxation. For purposes of the preceding sentence, the Executive will be deemed to be subject to the highest marginal federal, state and local tax rates. All calculations required to be made under this subsection will be made by HealthRite's independent certified public accountants, subject to the right of Executive's representative to review the same. All such amounts required to be paid will be paid at the time any withholding may be required under applicable law, and any additional amounts to which the Executive may be entitled will be paid or reimbursed no later than 15 days following confirmation of such amount by HealthRite's accountants. In the event any amounts paid hereunder are subsequently determined to be in error because estimates were required or otherwise, the parties agree to reimburse each other to correct such error, as appropriate, and to pay interest thereon at the applicable federal rate (as determined under Code
     Section 1274A for the period of time such erroneous amount remained outstanding and unreimbursed). The parties recognize that the actual implementation of the provisions of this subsection are complex and agree to deal with each other in good faith to resolve any questions or disagreements arising hereunder.

     7. Expiration of Agreement. In the event this Agreement expires by its terms in accordance with the provisions of Section

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19(a), no additional amounts or benefits will be paid hereunder.

     8. Covenant Not to Compete.

          (a) The Executive hereby acknowledges and recognizes the highly competitive nature of the business of HealthRite and accordingly agrees that, during and for the applicable period set forth in Subsection (c), the Executive will not:

               (i) be engaged, directly or indirectly, either for his own account or as agent, consultant, employee, partner, officer, director, proprietor, investor (except as an investor owning less than 5% of the stock of a publicly owned company) or otherwise of any person, firm, corporation, or enterprise engaged, in the continental United States ("Non-Competition Area"), in any business which at the relevant time during employment or at the date of termination of employment is competitive to any of the businesses of HealthRite or any of its subsidiaries; or

               (ii) provide financial or other assistance to any person, firm, corporation, or enterprise engaged in any activity in which HealthRite or any of its subsidiaries is engaged during the Employment Period, in the Non-Competition Area.

          (b) It is expressly understood and agreed that, although the Executive and HealthRite consider the restrictions contained in Subsection (a) reasonable for the purpose of preserving for HealthRite and its subsidiaries their goodwill and other proprietary rights, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in Subsection (a) is an unreasonable or otherwise unenforceable restriction against the Executive, the provisions of Subsection (a) will not be rendered void but will be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

          (c) The provisions of this section will be applicable commencing on the date of this Agreement and ending as follows:

               (i) at the termination of the payments and benefits provided under Section 6; provided, however, that this clause will not apply in the event Executive's termination of employment occurs following a Change in Control;


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               (ii) one year following the termination of Executive's
          employment, in the case of a voluntary termination without Good Reason; or

               (iii) in all other cases, the date of Executive's termination of employment.

     9. Confidentiality.

          (a) As used in this section, the term "Confidential Information" means any and all information regarding the organization, business or finances of HealthRite or any of its subsidiaries and affiliates, including, but not limited to, any and all business plans and strategies, financial information, proposals, reports, marketing plans and information, cost information, customer information, claims history and experience data, sales volume and other sales statistics, personnel data, pricing information, concepts and ideas, information respecting existing and proposed investments and acquisitions, and information regarding customers and suppliers, but the term Confidential Information will not include information which prior to the Executive's receipt thereof (i) was generally publicly available, or (ii) was in the Executive's possession free of any restrictions on its use or disclosure and from a source other than HealthRite or any of its subsidiaries or affiliates.

          (b) The Executive acknowledges and agrees that his employment by HealthRite will afford him an opportunity to acquire Confidential Information and that the misappropriation or disclosure of any Confidential Information would cause irreparable harm to HealthRite and its subsidiaries and affiliates.

          (c) During the Employment Period and for a period of two years thereafter, the Executive will not use for the benefit of anyone other than HealthRite and its subsidiaries and affiliates or disclose any of the Confidential Information for any reason or purpose whatsoever except to authorized representatives of such business entities, as directed or authorized by HealthRite, or as required by law.

          (d) With respect to those items of Confidential Information which constitute trade secrets under applicable law, the Executive's obligations of confidentiality and nondisclosure as set forth in this section will continue and survive after the two-year period as provided in Subsection
     (c) to the greatest extent permitted by applicable law.

          (e) The Executive will not remove any records,


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     documents or any other tangible items (excluding the Executive's personal property) from the premises of HealthRite or its subsidiaries or affiliates, in either original or duplicate form, except as needed in the ordinary course of performing services hereunder.

          (f) Upon termination of this Agreement, the Executive will immediately surrender to the owner thereof all documents in his possession, custody or control embodying the Confidential Information or any part thereof and will not thereafter remove the same from the premises on which it is located.

     10. Remedies. Executive acknowledges and agrees that the remedy at law of HealthRite for a breach or threatened breach of any of the provisions of Section 8 or 9 would be inadequate and, in recognition of this fact, in the event of a breach or threatened breach by the Executive of any of the provisions of Section 8 or 9, it is agreed that, in addition to the remedy at law, HealthRite will be entitled to, without posting any bond, and the Executive agrees not to oppose any request of HealthRite for, equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction, or any other equitable remedy which may then be available. Nothing herein contained will be construed as prohibiting HealthRite from pursuing any other remedies available to it for such breach or threatened breach.

     11. Arbitration. HealthRite and Executive recognize that in the event a dispute should arise between them concerning the interpretation or implementation of this Agreement, lengthy and expensive litigation will not afford a practical resolution of the issues within a reasonable period of time. Consequently, except as otherwise provided herein, each party agrees that all disputes, disagreements and questions of interpretation concerning this Agreement are to be submitted for resolution to the American Arbitration Association ("Association") in Baltimore, Maryland, in accordance with the Individual Employment Dispute Resolution rules of the Association. HealthRite or the Executive may initiate an arbitration proceeding at any time by giving notice to the other in accordance with the rules of the Association. The Association will designate a single arbitrator to conduct the proceeding, but HealthRite and the Executive may, as a matter of right, require the substitution of a different arbitrator chosen by the Association. Each such right of substitution may be exercised only once. The arbitrator will not be bound by the rules of evidence and procedure of the courts of the State of Maryland, but will be bound by the substantive law applicable to this Agreement. The decision of the arbitrator, absent fraud, duress, incompetence or gross and obvious error of fact, will be final and binding upon the parties and will be


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enforceable in courts of proper jurisdiction. Following written notice of a request for arbitration, HealthRite and the Executive will be entitled to an injunction restraining all further proceedings in any pending or subsequently filed litigation concerning this Agreement, except as otherwise provided herein.

     12. Legal Expenses. HealthRite will pay to the Executive all reasonable legal fees and expenses when incurred by the Executive in seeking to obtain or enforce any right or benefit provided by this Agreement, provided he brings the action in good faith.

     13. Indemnification. HealthRite will indemnify the Executive, to the fullest extent permitted under Delaware and federal law, with respect to any threatened, pending or completed legal or regulatory action, suit or proceeding brought against him by reason of the fact that he is or was a director, officer, employee or agent of HealthRite, or is or was serving at the request of HealthRite as a director, officer, employee or agent of another person or entity. To the fullest extent permitted by Delaware and federal law, HealthRite will, in advance of final disposition, pay any and all expenses incurred by the Executive in connection with any threatened, pending or completed legal or regulatory action, suit or proceeding with respect to which he may be entitled to indemnification hereunder. HealthRite will use its best efforts to obtain insurance coverage for the Executive under a policy covering directors and officers against litigation, arbitrations and other legal and regulatory proceedings; provided, however, that nothing herein is to be construed as requiring such action if the Board determines that such insurance coverage cannot be obtained at commercially reasonable rates.

     14. Notices. Any notice required or permitted to be given under this Agreement will, to be effective hereunder, be given to HealthRite, in the case of notices given by the Executive, and will, to be effective hereunder, be given by HealthRite, in the case of notices given to the Executive. Any such notice will be deemed properly given if in writing and if mailed by registered or certified mail, postage prepaid with return receipt requested, to the residence of the Executive, in the case of notices to the Executive, and to the principal office of HealthRite, in the case of notices to HealthRite.

     15. Waiver. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by the Executive and an executive officer of HealthRite, each such officer specifically designated by the Board. No waiver by any party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to


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be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

     16. Assignment. This Agreement is not assignable by any party hereto, except by HealthRite to any successor in interest to the business of HealthRite.

     17. Entire Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter of this Agreement and, in accordance with the provisions of Section 25, supersedes any prior agreement of the parties.

     18. Successors; Binding Agreement.

          (a) HealthRite will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of HealthRite to expressly assume and agree to perform this Agreement in the same manner and to the same extent that HealthRite would be required to perform it if no such succession had taken place. Failure by HealthRite to obtain such assumption and agreement prior to the effectiveness of any such succession will constitute a material breach of this Agreement. As used in this Agreement, "HealthRite" means HealthRite as hereinbefore defined and any successor to the business and/or assets of HealthRite, as aforesaid, which assumes and agrees to perform this Agreement by operation of law, or otherwise.

          (b) This Agreement will inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, heirs, distributees, devisees, and legatees. If the Executive should die while any amount is payable to the Executive under this Agreement if the Executive had continued to live, all such amounts, unless otherwise provided herein, will be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee, or, if there is no such designee, to the Executive's estate.

     19. Termination.

          (a) Unless the Executive's employment is terminated pursuant to the provisions of Section 3 or Section 5, the term of this Agreement will be for a period commencing on the date of this Agreement and ending on December 31, 2000; provided, however, that this Agreement will be automatically renewed on January 1, 2000 for the two-year period commencing on such date and ending on December 31, 2001, unless either party gives written notice of nonrenewal to


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     the other party on or before November 1, 1999 (in which case this Agreement will continue in effect through December 31, 2000); and provided further, that if this Agreement is renewed on January 1, 2000, it will be automatically renewed on January 1 of each subsequent year ("Annual Renewal Date") for a period ending two years from each Annual Renewal Date unless either party gives written notice of nonrenewal to the other party at least 60 days prior to an Annual Renewal Date (in which case this Agreement will continue in effect for a term ending one year from the Annual Renewal Date immediately following such notice).

          (b) Any termination of the Executive's employment under this Agreement or of this Agreement will not affect the benefit, noncompetition and confidential information provisions of Section 6, 8, 9 or 12, which will, if relevant, survive any such termination and remain in full force and effect in accordance with their respective terms.

          (c) Except as provided in Section 25, nothing herein will be construed as limiting, restricting or eliminating any rights the Executive may have under any plan, contract or arrangement to which he is a party or in which he is a vested participant; provided, however, that any termination payments required hereunder will be in lieu of any severance benefits to which he may be entitled under a severance plan or arrangement of HealthRite; and provided further, that if the benefits under any such plan or arrangement may not legally be eliminated, then the payments hereunder will be correspondingly reduced in such equitable manner as the Board may determine.

     20. No Mitigation or Offset. The Executive will not be required to mitigate the amount of any payment provided for in this Agreement by seeking employment or otherwise; nor will any amounts or benefits payable or provided hereunder be reduced in the event he does secure employment, except as may otherwise be provided herein.

     21. Validity. The invalidity or unenforceability of any provisions of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect.

     22. Applicable Law. Except to the extent preempted by federal law, this Agreement will be governed by and construed in accordance with the domestic internal law of the State of Delaware.

     23. Number. Words used herein in the singular will be construed as being used in the plural, as the context requires,


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

and vice versa.

     24. Headings. The headings of the sections, subsections and paragraphs of this Agreement are for convenience only and will not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

     25. Effective Date; Termination of Prior Agreement. This Agreement will become effective immediately upon the execution and delivery of this Agreement by the parties hereto. Upon the execution and delivery of this Agreement, any prior agreement relating to the subject matter hereof, including without limitation the April 1998 Agreement, will be deemed automatically terminated and be of no further force or effect.

     27. Withholding For Taxes. All amounts and benefits paid or provided hereunder will be subject to withholding for taxes as required by law.

     28. Individual Agreement. This Agreement is an agreement solely between and among the parties hereto. It is intended to constitute a nonqualified unfunded arrangement for the benefit of a key management employee and will be construed and interpreted in a manner consistent with such intention.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                           HEALTHRITE, INC.


                                           By /s/ DAVID M. GREELY
                                             -----------------------------------
                                              David M. Greely, Director


(SEAL)                                     Attest:
                                                  ------------------------------
                                                      Randall W. Ruel
                                                    (Assistant) Secretary
                                                       ("HealthRite")

Witness:

                                               BRADLEY T. MACDONALD       (SEAL)
----------------------------------        -------------------------------------
     Linda Kuhn                                Bradley T. MacDonald
                                                  ("Executive")

Commission 3/01/00
Expires:


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